UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2008
3DIcon Corporation
(Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	333-143761 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 12, 2008, 3DIcon Corporation (the “Company”) entered into an Amendment to the Employment Agreement of Vivek Bhaman, the Company’s President and Chief Operating Officer (the “Amendment”).

Pursuant to the Amendment, Mr. Bhaman’s base salary effective May 1, 2008 is $300,000, representing an annual increase of $50,000. The Company has the option to defer payment of any or all of the increase until April 30, 2009. If deferred, the Company may elect to pay the increase in shares of the Company’s common stock at a 25% discount to the market price of the Company’s common stock on April 30, 2009. The Bonus provision of Mr. Bhaman’s employment agreement has been deleted. In addition, pursuant to the amendment, Mr. Bhaman was granted an aggregate of 6,000,000 options to purchase shares of the Company’s common stock at an exercise price of $0.55 per share with a term of 10 years comprised of (i) 1,000,000 options vesting immediately and (ii) 5,000,000 options vesting at a rate of 125,000 per quarter. The vesting schedule of the 5,000,000 options may be accelerated if the market price of the Company’s common stock exceeds certain thresholds pursuant to the terms of the Amendment. In addition, pursuant to the amendment, in the event that Mr. Bhaman’s employment with the Company is terminated, he shall be entitled to shall be entitled to severance pay equal to his regular monthly salary for a period not to exceed 6 months.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions

Not applicable

(d) Exhibits
No.	Description
10.16	Employment Agreement dated April 29, 2007 between 3DIcon Corporation and Vivek Bhaman
10.17	Amendment to Employment Agreement of Vivek Bhaman dated October 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3DIcon Corporation

Dated: October 17, 2008	By:	/s/ Martin Keating
Name: Martin Keating Title: Chief Executive Officer

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